Exhibit 23.1

Consent of Independent Registered Public Accountants

We consent to the incorporation by reference in the Form S-8 Registration Statements, (File Numbers, 333-219417, 033-65256, 033-65254, 033-65890, 333-07735, 333-46791, 333-46795, 333-46797, and 333-46809) of our report dated July 8, 2026 with respect to the consolidated financial statements of Butler National Corporation included in the Annual Report (Form 10-K) for the year ended April 30, 2026.

/s/ RBSM, LLP
Houston, TX
July 8, 2026